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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                     AMERICAN EQUITIES INCOME FUND II, INC.


                                    ARTICLE I

         I, the undersigned, David S. Goldberg, whose post office address is East 80 Route 4, Suite 202, Paramus, New Jersey 07652, being of at least 18 years of age, do hereby intend to form a corporation under and by virtue of the General Corporation Law of the State of Delaware.

                                   ARTICLE II

         The name of the corporation is AMERICAN EQUITIES INCOME FUND II, INC. (the "Corporation").

                                   ARTICLE III

         The nature of business or purpose to be conducted or prompted by the Corporation is to engage in only the following activities:

         (a) to authorize, issue, sell and deliver its Promissory Notes in the aggregate principal amount of $9,950,000 (the "Notes");

         (b) to acquire and/or finance accounts receivable, loan funds to businesses, engage in leasing transactions, purchase order financing, inventory financing, extend credit lines, letters of credit and other financial instruments and act as a financial intermediary;

         (c) to purchase, invest in, hold and dispose of debt and equity securities, instruments or other ownership interests or assets;

         (d) to issue shares of common stock and preferred stock; and

         (e) to engage in any lawful act or activity and to execute any powers permitted to corporations organized under the General Corporation Law of Delaware that are incidental to and necessary or convenient for the accomplishment of the above-mentioned purposes, all in such a manner so as not to be required to register as an investment company under the Investment Company Act of 1940.

                                   ARTICLE IV

         The registered agent address of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805 and the name of its initial resident agent at that address is Corporation Service Company. Said agent is a Delaware corporation, and is in New Castle County, Delaware.


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                                    ARTICLE V

         The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock with a $1.00 par value per share.

                                   ARTICLE VI

         (a) The business and affairs of the Corporation shall be managed and conducted by a Board of Directors initially consisting of one or more members who need not be stockholders, the exact number to be fixed and determined by the Board of Directors with full authority in the Board of Directors to vary said amount at any time and from time to time. Election of Directors need not be by ballot.

         (b) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as Director; provided, however, that this limitation of liability of a Director shall not apply with respect to (i) any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability arising under the law of the State of Delaware, and
(iv) for any transaction from which the Director derives an improper personal benefit.

         (c) The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                                   ARTICLE VII

         The Corporation shall have perpetual existence.

                                  ARTICLE VIII

         The Corporation shall maintain its own separate and distinct books of account and corporate records. All corporate formalities, including the maintenance of current minute books, shall be maintained by the Corporation and the Corporation shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that

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indicates the separate existence of the Corporation and its assets and liabilities. The Corporation shall not commingle its assets with any other person or entity. The Corporation shall not enter into any debt obligations which are not subordinate to the Notes except for senior debt from a bank or other financial institution utilized to acquire loans or provide funds from which to make loans. The Corporation shall (i) pay all its liabilities, (ii) not assume the liabilities of any other person or entity, and (iii) not guarantee the liabilities of any person or entity except pursuant to the terms of the transactions contemplated by Article III. The Corporation shall not acquire obligations or securities of, or make loans or advances to any person or entity, except for the transactions contemplated by Article III. The Corporation shall independently make decisions with respect to its business and daily operations.

                                   ARTICLE IX

         The power to make, adopt, alter, amend or repeal the Corporation's By-Laws, in whole or in part, at any time and from time to time, shall be vested in the Board of Directors of the Corporation. Subject to the provisions of these Articles of incorporation, the Board of Directors shall also have full power and authority to manage the Corporation and any and all of its assets, properties, businesses, and affairs, including the right to elect such officers and assistant officers and to designate and appoint such agents and employees as the Board of Directors deems advisable, and shall have any and all other and additional powers and authority, not inconsistent with the express terms of these Articles of incorporation, which are expressly granted to or invested in them by the statutes or laws of the State of Delaware as now in effect and as hereafter amended or modified.

                                    ARTICLE X

         Notwithstanding any other provision of these Articles of incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not do any of the following:

         (a) engage in any business or activity other than as set forth in
Article III hereof;

         (b) dissolve or liquidate, in whole or in part, prior to payment in full of all obligations due the Note Holders;

         (c) consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

                  (1) the entity (if other than the Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation substantially as an entirety is organized and existing under the laws of any state of the United States, expressly assumes the due and punctual payment and performance of all obligations of the Corporation

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                           in connection with indebtedness of the Corporation,
                           and has in its Articles of Incorporation provisions identical to the provisions of Article VIII; and

                  (2) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any of the documents described in
                           Article III hereof; and

                  (3) such consolidation, merger, conveyance or transfer has been approved by the affirmative vote of 100% of the members of the Board of Directors of the Corporation.

         (d) without the affirmative vote of 100% of the members of the Board of Directors of the Corporation, institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, except as required by law, or admit in writing its inability to pay its debts generally as they become due, or declare or effect a moratorium on its debt or take any corporate action in furtherance of any such action.

                                   ARTICLE XI

         After issuance of the Notes, the Corporation shall not, without the prior written consent of the holders of the Notes representing a majority in principal amount of the Notes issued and outstanding at the time of such consent, amend, alter, modify or repeal Articles III, VI, VIII, X, or this
Article XI of this Certificate of Incorporation. Subject to the foregoing, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XII

         Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class

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of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         IN WITNESS WHEREOF, I have signed this Certificate of Incorporation as of this 21st day of October, 1999, and I acknowledge the same to be my act.


                                                  S/S DAVID S. GOLDBERG
                                                  -----------------------------
                                                  David S. Goldberg
                                                  East 80 Route 4, Suite 202
                                                  Paramus, New Jersey  07652









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